Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of the Markman MultiFund Trust:

In planning and performing our audit of the financial statements of the Markman MultiFund Trust (the "Trust") as of and for the year ended December 31, 2008, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Trust's internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Trust's internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Trust is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A trust's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A trust's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the trust; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the trust are being made only in accordance with authorizations of management and trustees of the trust; and
(3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the trust's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Trust's annual or interim financial statements will not be prevented or detected on a timely basis.
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Our consideration of the Trust's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted the following deficiency including the control procedures and their operation that we consider to be material weaknesses, as defined above. The deficiency was considered in determining the nature, timing, and extent of the procedures to be performed in our audit of the financial statements of the Trust for the year ended December 31, 2008, and this report does not affect our report on the financial statements of the funds within the Trust dated February 27, 2009.

      o The Trust's control procedures related to the review and analysis of expenses and expense accruals did not operate effectively to appropriately account for overdraft charges on bank overdrafts in the Markman Core Growth Fund (the "Fund") of the Trust. For the period from October 1, 2007 through March 18, 2008, charges on overdraft amounts incurred by the Fund had not been identified or accrued in the daily net asset value ("NAV") of the Fund. However, on March 18, 2008, the underaccrual of overdraft charges were gradually expensed into the daily NAV of the Fund throughout 2008, resulting in a greater than one penny per share NAV error throughout the year ended December 31, 2008. In addition, a NAV per share analysis was not performed on March 18, 2008 to correct the underaccrual of overdraft charges. An NAV analysis was performed and the dilutive impact to the Fund and its shareholders was corrected subsequent to December 31, 2008.

This report is intended solely for the information and use of management and the Board of Trustees of the Markman MultiFund Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                      /s/ ERNST & YOUNG LLP


Cincinnati, Ohio
February 27, 2009